                                                                    Exhibit 21.1

                                  Subsidiaries

Printcafe Systems, Inc, a Delaware corporation, is a wholly-owned subsidiary of the registrant.

Printcafe IP Management, Inc., a Delaware corporation, is a wholly-owned subsidiary of the registrant.

M Data, Inc., an Arizona corporation, is a wholly-owned subsidiary of Printcafe Systems, Inc

Printcafe Europe Limited, a corporation organized under the laws of the United Kingdom, is a wholly-owned subsidiary of Printcafe Systems, Inc.